Exhibit 99.1

Press Release	For Further Information: Ted Moreau VP, Investor Relations 469.395.8175 tmoreau@photronics.com

Photronics Hires Christopher J. Lutzo as Vice President and General Counsel

BROOKFIELD, Connecticut November 21, 2024 Photronics, Inc. (Nasdaq:PLAB), a worldwide leader in photomask technologies and solutions, today announced that Christopher J. Lutzo has joined the company as Vice President, General Counsel and Corporate Secretary and become a member of the Company’s executive leadership team. Lutzo will lead all aspects of Photronics’ legal function, providing support for its global operations and growth initiatives, as well as overseeing the company’s corporate governance, compliance, and risk management programs.

Frank Lee, CEO of Photronics, commented, “We are pleased Chris joined Photronics; his extensive expertise in aligning legal functions with business goals and managing risk will be a valuable asset to our executive team and shareholders.”

Lutzo brings over 15 years of experience in commercial, transactional, corporate, securities and compliance practice areas across diverse and highly regulated industries. He was most recently employed at Crane Company, a manufacturer of highly engineered instruments, controls and systems in the process flow and aerospace industries headquartered in Stamford, CT. He holds his Juris Doctor from Quinnipiac University in Hamden, CT.

About Photronics

Photronics is a leading worldwide manufacturer of integrated circuit (IC) and flat panel display (FPD) photomasks. High precision quartz plates that contain microscopic images of electronic circuits, photomasks are a key element in the IC and FPD manufacturing process. Founded in 1969, Photronics has been a trusted photomask supplier for over 50 years. As of October 31, 2024, the company had approximately 1,878 employees. The company operates 11 strategically located manufacturing facilities in Asia, Europe, and North America. Additional information on the company can be accessed at www.photronics.com.